Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2020 RESULTS

MIDLAND, Texas, October 29, 2020/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its third quarter ended September 30, 2020.

For the quarter ended September 30, 2020, the Company reported revenues of $8,738,000, a decrease of approximately 76 percent compared to $36,976,000 for the quarter ended September 30, 2019. For the third quarter of 2020, the Company reported a net loss of $7,840,000 or $0.33 loss per common share compared to net income of $1,998,000 or $0.09 income per common share for the third quarter of 2019. The Company reported negative EBITDA of $3,796,000 for the quarter ended September 30, 2020 compared to positive EBITDA of $7,160,000 for the quarter ended September 30, 2019.

For the nine months ended September 30, 2020, the Company reported revenues of $77,216,000, a decrease of approximately 31 percent compared to $112,216,000 for the nine months ended September 30, 2019. For the nine months ended September 30, 2020, the Company reported a net loss of $5,347,000 or $0.23 loss per common share compared to a net loss of $9,385,000 or $0.41 loss per common share for the nine months ended September 30, 2019. The Company reported EBITDA of $7,834,000 for the nine months ended September 30, 2020 compared to $7,049,000 for the nine months ended September 30, 2019.

During the third quarter of 2020, the Company operated one data acquisition crew with periods of low utilization. The one crew was inactive for the latter part of the third quarter and into the fourth quarter. Based on currently available information, the Company anticipates operating one crew with periods of low utilization for the foreseeable future in the United States (“U.S.”) and up to two crews in Canada for the winter season in the late fourth quarter of 2020 and first quarter of 2021.

Capital expenditures for the third quarter and first nine months of 2020 were $58,000 and $2,761,000, respectively, primarily for maintenance capital items. The Company’s balance sheet remains strong with $45,422,000 of cash and cash equivalents and $54,797,000 of working capital as of September 30, 2020. The Company is nearly debt-free, having notes payable and finance leases totaling $266,000 as of September 30, 2020.

Stephen C. Jumper, President and Chief Executive Officer, said, “Reduced demand for oil and gas resulting primarily from the worldwide COVID–19 induced economic shutdown negatively impacted our third quarter operations. Project uncertainties remain high and have led to a substantial reduction in demand for our services going forward. Many of the companies we serve have significantly reduced their capital spending plans for the remainder of 2020 and into 2021. Requests for proposals for seismic services continue to come in slowly in both the U.S. and Canada, as well as worldwide. While oil prices remain in the $40 price per barrel range with a strong likelihood of remaining there through the remainder of 2020, several energy analysts are forecasting meaningful improvements in both oil and natural gas prices in 2021. Despite current challenges, the oil service industry is beginning to experience slight improvements in some areas that include an increase in the number of active rigs and hydraulic fracturing crews deployed in the U.S. In addition, there has been a recent surge in merger and acquisition activity within the oil and gas Exploration and Production sector, of which the impact upon oil service activity is yet to be determined. This recent activity indicates E&P companies will continue their focus on shareholder returns and disciplined capital spending as they seek to develop and produce with increased efficiency by drilling more robust locations. As in the most recent down cycles, we anticipate recovery in seismic data acquisition to somewhat lag behind increases in drilling and completion activities.”

Jumper continued, “In response to these difficult conditions, we are maintaining our focus on cost saving measures while balancing the ability to respond rapidly when market conditions improve. As reported in our previous press releases this year, we have taken steps to outsource several ancillary services. These steps, including permitting and surveying, have resulted in reduced salary costs and lower general and administrative expenses. Moreover, and as also reported in our second quarter 2020 earnings press release, the Company anticipates approximately $4.3 million in annual costs savings as a result of previously enacted cost saving measures.”

Jumper concluded, “The current downturn in the oil and gas industry is one of the most difficult periods I have experienced in my 35 years in the industry. Reduced commodity prices triggered by the COVID-19 pandemic and an oversupplied oil market continue to weigh on our operations and will likely remain so through the end of the year and into 2021. That said, we are well situated to withstand the current downturn as our cost cutting measures, strong balance sheet and investment in state-of-the art equipment in years past has positioned us for a strong recovery once the market turns. We continue to believe as E&P companies focus on returns as opposed to growth, the use of high resolution seismic data should play an important role in achieving that goal. As noted in our previous press releases, I want to thank all of our hard-working employees and our valued clients and shareholders during these challenging times.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its third quarter 2020 financial results on October 29, 2020 at 9 a.m. CT. Participants can access the call at 1-800-239-9838 (US) and 1-323-794-2551 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through November 29, 2020 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 7730230. The webcast will be recorded and available for replay on Dawson’s website until November 29, 2020.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net (loss) income is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2020 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues	$8,738	$36,976	$77,216	$112,216
Operating costs:
Operating expenses	9,441	26,030	58,189	92,210
General and administrative	3,270	3,797	11,205	13,390
Depreciation and amortization	4,125	5,238	13,412	16,644
	16,836	35,065	82,806	122,244

(Loss) income from operations	(8,098)	1,911	(5,590)	(10,028)

Other income (expense):
Interest income	106	152	326	445
Interest expense	(10)	(101)	(80)	(381)
Other income (expense), net	177	11	12	433
(Loss) income before income tax	(7,825)	1,973	(5,332)	(9,531)

Income tax (expense) benefit	(15)	25	(15)	146

Net (loss) income	(7,840)	1,998	(5,347)	(9,385)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	374	(103)	(221)	280

Comprehensive (loss) income	$(7,466)	$1,895	$(5,568)	$(9,105)

Basic (loss) income per share of common stock	$(0.33)	$0.09	$(0.23)	$(0.41)

Diluted (loss) income per share of common stock	$(0.33)	$0.09	$(0.23)	$(0.41)

Weighted average equivalent common shares outstanding	23,423,437	23,222,045	23,350,204	23,152,776

Weighted average equivalent common shares outstanding - assuming dilution	23,423,437	23,337,903	23,350,204	23,152,776

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,422	$26,271
Restricted cash	5,000	5,000
Short-term investments	583	2,350
Accounts receivable, net	4,987	24,356
Current maturities of notes receivable	1,434	66
Prepaid expenses and other current assets	3,499	7,575
Total current assets	60,925	65,618

Property and equipment, net	42,449	53,549
Right-of-use assets	5,736	6,605
Notes receivable, net of current maturities	—	1,394
Intangibles, net	375	385
Long-term deferred tax assets, net	—	57

Total assets	$109,485	$127,608

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$908	$3,952
Accrued liabilities:
Payroll costs and other taxes	1,230	1,963
Other	2,304	3,599
Deferred revenue	374	3,481
Current maturities of notes payable and finance leases	215	4,062
Current maturities of operating lease liabilities	1,097	1,200
Total current liabilities	6,128	18,257

Long-term liabilities:
Notes payable and finance leases, net of current maturities	51	96
Operating lease liabilities, net of current maturities	5,157	5,940
Deferred tax liabilities, net	22	—
Other accrued liabilities	—	150
Total long-term liabilities	5,230	6,186

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,526,517 and 23,335,855 shares issued, and 23,478,072 and 23,287,410 shares outstanding at September 30, 2020 and December 31, 2019, respectively	235	233
Additional paid-in capital	154,763	154,235
Retained deficit	(55,078)	(49,731)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,793)	(1,572)
Total stockholders' equity	98,127	103,165

Total liabilities and stockholders' equity	$109,485	$127,608

Reconciliation of EBITDA to Net (Loss) Income

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(7,840)	$1,998	$(5,347)	$(9,385)
Depreciation and amortization	4,125	5,238	13,412	16,644
Interest (income) expense, net	(96)	(51)	(246)	(64)
Income tax expense (benefit)	15	(25)	15	(146)
EBITDA	$(3,796)	$7,160	$7,834	$7,049

Reconciliation of EBITDA to Net Cash Provided by (used in) Operating Activities

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$15,472	$(10,872)	$24,448	$1,197
Changes in working capital and other items	(18,831)	18,612	(15,098)	7,706
Noncash adjustments to net (loss) income	(437)	(580)	(1,516)	(1,854)
EBITDA	$(3,796)	$7,160	$7,834	$7,049